UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

ClubCorp Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

18948M108

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA Investment, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA Holdings I, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA Supplemental TE (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA TE (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: Fillmore CCA TE-A (Alternative), L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners II FF, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners Supplemental II, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA 2010 Co-Invest 2, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA 2010 Co-Invest, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA Co-Invest 2, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL CCA Co-Invest, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners II GP, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners Supplemental II GP, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 18948M108		13G

1.	Name of Reporting Persons: KSL Capital Partners II Co-Invest GP, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 0

12.	Type of Reporting Person (See Instructions): OO

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of common stock, par value $0.01 per share (“Common Stock”), of ClubCorp Holdings, Inc. (the “Issuer”).

Item 1. (a).	Name of Issuer ClubCorp Holdings, Inc.
(b).	Address of Issuer’s Principal Executive Offices: 3030 LBJ Freeway, Suite 600 Dallas, Texas 75234 (972) 243-6191

Item 2(a).

Name of Person Filing
Fillmore CCA Investment, LLC

Fillmore CCA Holdings I, LLC

Fillmore CCA (Alternative), L.P.

Fillmore CCA Supplemental TE (Alternative), L.P.

Filmore CCA TE (Alternative), L.P.

Fillmore CCA TE-A (Alternative), L.P.

KSL Capital Partners II FF, L.P.

KSL Capital Partners Supplemental II, L.P.

KSL CCA 2010 Co-Invest 2, L.P.

KSL CCA 2010 Co-Invest, L.P.

KSL CCA Co-Invest 2, L.P.

KSL CCA Co-Invest, L.P.

KSL Capital Partners II GP, LLC

KSL Capital Partners Supplemental II GP, LLC

KSL Capital Partners II Co-Invest GP, LLC

Item 2(b).	Address of Principal Business Office The principal business office for all persons filing is: c/o KSL Capital Partners, LLC 100 Fillmore Street, Suite 600 Denver, CO 80206
Item 2(c).	Citizenship See Item 4 of each cover page.
Item 2(d).	Title of Class of Securities: Common Stock, par value $0.01 per share.
Item 2(e).	CUSIP Number: 18948M108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not Applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned: The Reporting Persons do not beneficially own any shares of Common Stock of the Issuer.
(b)	Percent of class: 0%
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0%
	(ii)	Shared power to vote or to direct the vote 0%
	(iii)	Sole power to dispose or to direct the disposition of 0%
	(iv)	Shared power to dispose or to direct the disposition of 0%

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
Not Applicable.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certification.
Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2016

Fillmore CCA Investment, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Director

Fillmore CCA Holdings I, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

Fillmore CCA (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

Fillmore CCA Supplemental TE (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

Filmore CCA TE (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel

Title: Chief Operating Officer

Fillmore CCA TE-A (Alternative), L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners II FF, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners Supplemental II, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA 2010 Co-Invest 2, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA 2010 Co-Invest, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA Co-Invest 2, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL CCA Co-Invest, L.P.

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners II GP, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners Supplemental II GP, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer

KSL Capital Partners II Co-Invest GP, LLC

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Chief Operating Officer